Exhibit 6.9

THIS NOTE HAS NOT BEEN REGISTERED UNDER UNITED STATES FEDERAL OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED OR ASSIGNED FOR VALUE, DIRECTLY OR INDIRECTLY, NOR MAY THIS NOTE BE TRANSFERRED ON THE BOOKS OF THE COMPANY WITHOUT REGISTRATION OF SUCH NOTE UNDER ALL APPLICABLE UNITED STATES FEDERAL OR STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM, SUCH COMPLIANCE, AT THE OPTION OF THE COMPANY, TO BE EVIDENCED BY AN OPINION OF THE NOTE HOLDER’S COUNSEL, IN A FORM ACCEPTABLE TO THE COMPANY, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT.

THIS NOTE IS SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN SUBORDINATION AGREEMENT, DATED AS OF FEBRUARY 21, 2020, BY AND AMONG Venture Lending & Leasing VII, Inc., Venture Lending & Leasing VIII, Inc. and Venture Lending & Leasing IX, Inc., THE COMPANY, the holder AND THE HOLDERS OF SIMILAR INSTRUMENTS, WHICH CONTAINS PROVISIONS RESTRICTING, AMONG OTHER THINGS, PAYMENT TO THE HOLDER BY THE COMPANY OF THE INDEBTEDNESS EVIDENCED HEREBY AND THE EXERCISE OF RIGHTS AND REMEDIES BY THE HOLDER.

VIRTUIX HOLDINGS INC.

2020 SUBORDINATED PROMISSORY NOTE

$	Austin, Texas	_________ __,2020

FOR VALUE RECEIVED, the undersigned, Virtuix Holdings Inc., a Delaware corporation, and its successors and assigns (the “Company”), promises to pay to the order of [Insert Name of Investor] and its permitted successors and assigns (the “Holder”), the principal sum of [Insert Written Out Amount of Investment and __/100 Dollars ($_________)], together with interest from the date of advancement on the balance of this 2020 Subordinated Promissory Note (this “Note”) from time to time remaining unpaid at the simple, non-compounding rate of eighteen percent (18.0%) per annum based on a year of 365 days until maturity, both principal and interest being payable at the address designated in Section 144, or at such other place as the Holder may from time to time designate in writing.

Section 1.           Maturity. The principal of this Note shall mature and be due and payable at the earlier of (i) the closing of a Deemed Liquidation (as that term is defined in the Company’s Third Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on March 9, 2016, as the same may be amended and/or restated) or (ii) January 31, 2021; provided, that the Company may, at its option and in its sole discretion, extend such date for one additional six month period, such that the extension, if elected, would run the maturity date through and until July 31, 2021 (such earlier date referred to herein as the “Maturity Date”).

Section 2.           Subordination. This Note, the indebtedness evidenced by this Note and all payments or rights under this Note are expressly subordinate to all senior indebtedness of the Company, whether such senior indebtedness is outstanding as of the date of this Note or incurred after the date of this Note, and all such senior indebtedness shall be senior in right of payment to this Note. As used in this Note, “senior indebtedness” means all indebtedness or other monetary obligations of the Company that are secured by assets of the Company or for which the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness or obligation shall be senior in right of payment to this Note or the Company’s subordinated indebtedness, including, without limitation, all indebtedness owed to Venture Lending & Leasing VII, Inc., Venture Lending & Leasing VIII, Inc., and Venture Lending & Leasing IX, Inc. (or their successors or assigns) under the Loan and Security Agreements between the Company and said lenders, as the same may be amended from time to time.

Section 3.          Series of 2020 Notes. This Note is one of a series of subordinated promissory notes of the Company in the aggregate principal amount of up to $750,000 (the “2020 Notes”) issued pursuant to the terms and conditions of that certain 2020 Note Purchase Agreement dated as of February 21, 2020 (the “Note Purchase Agreement”) by and among the Company and the Investors (as defined therein) evidencing indebtedness incurred by the Company for subordinated debt financing. The Holder agrees that any payments or prepayments to the holder of this Note and the holders of the other 2020 Notes, whether principal, interest or otherwise, shall be made pro rata among the holder of this Note and the holders of the other 2020 Notes based upon the aggregate unpaid principal amount of this Note and the other 2020 Notes.

Section 4.           Prepayments. The principal and/or interest on this Note may be prepaid, either in whole or in part at any time or from time to time by the Company, without prior notice to or approval of the Holder or the holders of the 2020 Notes. Any prepayment on this Note made by the Company shall be made on a pro rata basis according to the amount of the outstanding principal and interest on this Note bears to all of the 2020 Notes (including this Note) then issued and outstanding. Any prepayment shall be applied first against any accrued interest, with the balance applied to reduce principal.

Section 5.            Default; Remedies.

(a)           The Company shall be in default under this Note upon the happening of any condition or event set forth below (each, an “Event of Default”):

(i)           (x) the Company fails to pay all outstanding principal and accrued but unpaid interest under this Note on the Maturity Date and (y) the holders of a majority of the principal amount of indebtedness evidenced by all of the outstanding 2020 Notes, including this Note (the “Majority Note Holders”) declare, by notice to the Company, that the 2020 Notes are in default; or

(ii)         the Company’s dissolution, termination of existence, insolvency or business failure; the appointment of a receiver of all or any part of the property of the Company; an assignment for the benefit of creditors by the Company; or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Company or any guarantor, surety or endorser for the Company which results in the entry of an order for relief or which remains undismissed, undischarged or unbonded for a period of 60 days or more.

(b)           The entire unpaid principal balance of this Note and all accrued but unpaid interest thereon shall be immediately due and payable at the option of the holder of this Note upon the occurrence of any Event of Default and at any time after the occurrence of any Event of Default.

Section 6.           Cumulative Rights. No delay on the part of the holder of this Note in the exercise of any power or right under this Note or under any other instrument executed pursuant to this Agreement shall operate as a waiver of any such power or right, nor shall a single or partial exercise of any power or right preclude other or further exercise of such power or right or the exercise of any other power or right.

Section 7.           Waiver of Notices. The Company and all endorsers, sureties and guarantors of this Note waive demand, presentment, protest, notice of dishonor, notice of nonpayment, notice of intention to accelerate or notice of acceleration, notice of protest and any and all lack of diligence or delay in collection or the filing of suit on this Note which may occur, and agree to all extensions and partial payments, before or after maturity, without prejudice to the holder of this Note.

Section 8.           Attorneys’ Fees and Costs. In the event that this Note is collected in whole or in part through suit, arbitration, mediation, or other legal proceeding of any nature, then and in any such case there shall be added to the unpaid principal amount of this Note all reasonable costs and expenses of collection, including, without limitation, reasonable attorney’s fees.

Section 9.           Headings. The headings and captions used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

Section 10.         Usury. All agreements between the Company and the holder of this Note, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the holder of this Note for the use, forbearance or detention of the money to be loaned under this Agreement or otherwise, exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever fulfillment of any provision of this Note at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the holder of this Note shall ever receive anything of value as interest or deemed interest by applicable law under this Note or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other indebtedness of the Company to the holder of this Note relating to this Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note and such other indebtedness, such excess shall be refunded to the Company. In determining whether or not the interest paid or payable with respect to any indebtedness of the Company to the holder of this Note, under any specific contingency, exceeds the highest lawful rate, the Company and the holder of this Note shall, to the maximum extent permitted by applicable law, (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (ii) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term of such indebtedness, and/or (iii) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by law. The terms and provisions of this Section 10 shall control and supersede every other conflicting provision of all agreements between the Company and the holder of this Note. The Holder has been advised by the Company to seek the advice of an attorney and an accountant in connection with the issuance of this Note. The Company has had the opportunity to seek the advice of any attorney and accountant of the Company’s choice in connection with issuance of this Note.

Section 11.        Amendments and Waivers. Any term of this Note may be amended or waived with the written consent of the Company and the Majority Note Holders. The Holder acknowledges that because this Note may be amended with the consent of the Majority Note Holders, the Holder’s rights hereunder (including, without limitation, Holder’s right to receive principal and interest as due) may be amended or waived without the Holder’s consent. Upon the effectuation of such waiver or amendment in conformance with this Section 11, the Company shall promptly give written notice thereof to the record holders of the 2020 Notes who have not previously consented thereto in writing.

Section 12.         Transfers; Successors and Assigns. This Note, and any rights to payments hereunder, may not be transferred or assigned without the prior written consent of the Company, which consent may be withheld at the Company’s sole discretion and will be withheld if the proposed transferee or assignee does not qualify as an “accredited investor” under Rule 501 of Regulation D as promulgated by the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended. All of the stipulations, promises and agreements in this Note made by or on behalf of the Company shall bind the successors and assigns of the Company, whether so expressed or not, and inure to the benefit of the permitted successors and assigns of the Holder.

Section 13.         Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

Section 14.        Notices. All notices, requests, consents, and other communications under this Note shall be given in accordance with Section 7.7 of the Note Purchase Agreement.

Section 15.         Jury Trial Waiver. THE COMPANY AND THE HOLDER WAIVE THEIR RESPECTIVE RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS NOTE AS PROVIDED IN SECTION 7.4 OF THE NOTE PURCHASE AGREEMENT. Except as prohibited by law, the Company waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Company certifies that the neither the Holder nor any representative, agent or attorney of the Holder has represented, expressly or otherwise, that the Holder would not, in the event of litigation, seek to enforce the foregoing waivers or other waivers contained in this Note and understands that the Holder is relying upon, among other things, the waivers and certifications contained herein and the Note Purchase Agreement in making the loan evidenced by this Note.

Section 16.        Governing Law; Venue. This Note is intended to take effect as a sealed instrument. This Note and the obligations of the Company hereunder shall be governed by and interpreted and determined in accordance with the laws of the State of Delaware without regard to conflicts of laws principles thereof. The Company irrevocably consents to the exclusive jurisdiction of the state and federal courts of the State of Delaware for any action or proceeding brought by either party which arises out of or relates to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this 2020 Subordinated Promissory Note on and as of the date first above written.

VIRTUIX HOLDINGS INC.

By:
Jan Goetgeluk,
Chief Executive Officer

Signature Page to Virtuix Holdings Inc.
2020 Subordinated Promissory Note